Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm


Competitive Technologies, Inc.
Fairfield, Connecticut


We hereby consent to the incorporation by reference in the Registration Statements of Competitive Technologies, Inc. and Subsidiaries on Form S-1 (Registration No. 333-113751), Form S-3 (Registration No. 333-113751) and Form S-8 (Registration Nos. 33-87756, 333-18759, 333-49095, 333-95763, 333-58612,
333-81456 and 333-102798) of our reports dated October 6, 2005, relating to the consolidated financial statements, and the effectiveness of Competitive Technologies, Inc. and Subsidiary's internal control over financial reporting of Competitive Technologies, Inc. and Subsidiary appearing in the Company's Annual Report on Form 10-K as of and for the year ended July 31, 2005.


BDO Seidman, LLP

Valhalla, New York
October 13, 2005